Exhibit 99.1

Evans & Sutherland Computer Corporation Conference Call Summarized Information,
dated March 18, 2004

On Thursday, March 18, 2004, at 10:00 AM (MST) Evans & Sutherland Computer Corporation (“E&S” or the “Company”) held a conference call during which the Company reported its financial results for the fourth quarter and fiscal year ended December 31, 2003, and discussed the restatement of certain financial results previously reported by the Company for the first three fiscal quarters of 2003 (“Conference Call”).  E&S issued a press release on February 18, 2004, announcing that this conference call would take place and how to hear a broadcast of the conference call on its Web site at www.es.com.  This is a summary of some of the comments made during the Conference Call (the “Summary”).  The summary of the information below does not constitute an admission as to the materiality of the information provided or that the information provided is material investor information that is not otherwise publicly available.

2004 Related Summarized Comments

E&S’ expectations for 2004 are that the Company will be profitable, however in the first quarter a loss is expected; projects a net profit improvement of approximately $35 million; projects orders will increase; projects a 9% or greater increase in organic (independent of restatement) revenues; projects an improvement of the gross margin percentage somewhere between the 2003 gross margin percentage and the fourth quarter 2003 gross margin percentage, however closer to the fourth quarter 2003 gross margin percentage, and for the largest margin growth to occur in sales to the commercial simulation market; projects backlog will remain approximately at the same level as the 2003 ending backlog based on projected increases in revenues; projects selling, general, and administrative expenses will be approximately $23 million; projects research and development expenses will be approximately $17 million, or less; and expects to generate cash.  In addition, we project that the Company’s breakeven point is between $98 million to $100 million in revenue, and the Company expects revenues to exceed breakeven.  Also, E&S expects for sales to the digital theater market to be approximately 10% of 2004 revenues and estimates that its current market share of the digital theater market is 60%.

Laser Projector Summarized Comments

E&S has been developing a laser projector for the last eight years and has spent approximately $13 million through the end of 2003 on development.  In 2004, E&S expects to make an additional investment of approximately $4 million in research and development specifically related to the laser projector in order to ramp up for production.  These expenditures are weighted so that more than $2 million will be spent in the first half of 2004.  For 2004, E&S expects that the laser projector will have a net negative financial impact on the company as the costs for starting production are absorbed.  However, in 2005, E&S expects the laser projector to have a net positive financial impact.  The laser projector is expected to be an important part of E&S’ future success.  In the second quarter of 2004, E&S plans to have its formal product launch of the laser projector. The laser projector is planned to first be introduced into its core simulation markets; military simulation, commercial simulation and digital theater, and for introduction into new markets that E&S does not currently compete nor has it identified, in 2006.

Other Summarized Comments

E&S restated its quarterly unaudited financial statements for the first three quarters of 2003.  As a result, E&S reduced revenues $8.9 million over the first three quarters of 2003.  Of the revenue reversed, $7.5 million was related to early recognition of revenue.  As such, E&S expects to recognize $5.5 million of this revenue in 2004 and the remainder in 2005.

In the first half of the first quarter of 2004 E&S received an order from the United States Army for the Close Combat Tactical Trainer (CCTT) program for its EPX-50 product that is estimated to have a value of $15 million.  Based on the current order received, E&S has booked $6 million.

E&S was under contract to sell one of its buildings in Salt Lake City for approximately $8 million.  However this sale did not occur at the option of the buyer.  E&S expects to sell this building in 2004, potentially at a slightly lower price.  In addition, the monthly costs associated with the building currently held for sale is approximately $30,000 per month.

In the Company’s Annual Report on Form 10-K, filed for the fiscal year ended December 31, 2003, under Item 7, Managements Discussion of Financial Condition and Results of Operation, E&S discussed the risks to the Company related to large prime contractors and the trend among such contractors to become more vertically integrated, by producing in house certain databases and software comparable to that developed and sold by the Company, which may result in these large prime contractors no longer contracting with the Company for such database and software work.  Since E&S believes database and software work is a growing part of its business, this is a risk to future revenues and profits.  E&S believes that approximately 7% of its revenues come from database and software work, and expect these revenues to grow.

E&S expects revenues to grow 15% or better for the next few years, while long term growth for the simulation market is expected to be between 8% and 10%.

E&S does not have planned nor expects to implement any restructurings of the Company going forward as it believes it is structured appropriately for future profitability.

E&S’ ending backlog for 2003 was composed, as a percent of total backlog, of orders from the following simulation markets:

•                  Military simulation = 32%

•                  Commercial simulation = 15%

•                  Digital Theater = 8%

•                  Service and support = 22%

E&S Digistar 3 orders increased 250% in 2003 compared to 2002.

Statement Regarding Forward Looking Statements

Except for the historical information contained herein, this Summary includes certain “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, including, among others, those statements preceded by, followed by or including the words “estimates,” “believes,” “expects,” “anticipates,” “plans,” “projects” or similar expressions.  These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties.  Our actual results could differ materially from these forward-looking statements.  Important factors to consider in evaluating such forward-looking statements include plans for future operations; financing needs or plans; plans relating to our products and services; risk of product demand; market acceptance; economic conditions; competitive products and pricing; cancellation of contracts or significant penalties due to delays in the timely delivery of our products; difficulties in product development, commercialization and technology; and other risks detailed in our most recent Form 10-K.  For further information, refer to the business description and additional risk factors sections included in our Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.